UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2020

CORE LABORATORIES N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-14273	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Van Heuven Goedhartlaan 7B 1181 LE Amstelveen The Netherlands	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (31-20) 420-3191

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value EUR 0.02)	CLB	New York Stock Exchange
Common Stock (Par Value EUR 0.02)	CLB	Euronext Amsterdam Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2020, Core Laboratories N.V. (“Core Lab” or the “Company”) entered into an at-the-market equity offering program (the “ATM Program”) and Equity Distribution Agreement (the “EDA”) with Wells Fargo Securities LLC, as sales agent (“Wells Fargo Securities”).

Pursuant to the terms of the EDA, the Company may sell from time to time the Company’s common shares, par value €0.02 per share (the “Common Shares”), with an aggregate sales price of up to $60,000,000, through Wells Fargo Securities, in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”).

Upon delivery of a placement notice and subject to the terms and conditions of the EDA, Wells Fargo Securities will use reasonable efforts consistent with its normal trading and sales practices, applicable laws and the rules of the New York Stock Exchange to sell the Common Shares from time to time based upon Core Lab’s instructions for the sales, including price, time or size limits specified by Core Lab. Pursuant to the EDA, sales of the Common Shares may be made by any method permitted by law, including in ordinary brokers’ transactions, negotiated transactions, block trades, and transactions deemed to be “at-the-market offerings,” as defined in Rule 415 under the Securities Act. Wells Fargo Securities’ obligations to sell the Shares under the EDA are subject to satisfaction of certain conditions, including customary closing conditions.

The EDA contains customary representations, warranties and agreements by the Company, indemnification obligations of the Company and Wells Fargo Securities, including for liabilities under the Securities Act. Core Lab has agreed to reimburse Wells Fargo Securities for certain specified expenses. Core Lab is not obligated to sell any Common Shares under the EDA and may at any time suspend solicitation and offers under the EDA. The EDA may be terminated by Core Lab at any time by giving written notice to Wells Fargo Securities for any reason or by Wells Fargo Securities at any time by giving written notice to Core Lab for any reason, or immediately under certain circumstances, including but not limited to the occurrence of a material adverse change in the Company. The ATM Program pursuant to the EDA will automatically terminate upon the issuance and sale of all of the Common Shares through Wells Fargo Securities.

The Company intends to use the net proceeds from any offerings, if any, for general corporate purposes, which may include, among other things, investments in the development of new products and technology, capital expenditures, repayments of indebtedness, working capital and potential acquisitions. Pending these uses, Core Lab intends to invest the net proceeds in investment-grade interest-bearing obligations, highly liquid cash equivalents, certificates of deposit, or direct or guaranteed obligations of the United States of America.

Common Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-245691), filed on August 13, 2020.

The summary of the EDA in this report does not purport to be complete and is qualified by reference to such agreement, which is filed as Exhibit 1.1 hereto and incorporated herein by reference. Legal opinions relating to the Common Shares are included in Exhibit 5.1 hereto.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any Common Shares, nor shall there be any sale of Common Shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 8.01	Other Items.

On December 17, 2020, the Company issued a press release announcing the establishment of an “at-the-market” equity offering program. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

1.1	Equity Distribution Agreement, dated December 17, 2020, by and between Core Laboratories N.V. and Wells Fargo Securities, LLC.

5.1	Opinion of NautaDutilh N.V. regarding legality of the Common Shares.

23.1	Consent of NautaDutilh N.V. (included in Exhibit 5.1).

99.1	Press Release, dated December 17, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Laboratories N.V.

Dated: December 17, 2020

	By:	/s/ Christopher S. Hill
Christopher S. Hill
Chief Financial Officer

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